Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-140318, 333-143503 and 333-153211) pertaining to the 2006 Long-Term Incentive Plan and the Registration Statement (Form S-3 No. 333-145417) and in the related prospectuses of Cohen & Company Inc. (formerly Alesco Financial Inc.) of our reports dated February 19, 2009 and March 5, 2008, with respect to the financial statements Brigadier Capital Master Fund, Ltd. and Brigadier Capital, LP for the years ended December 31, 2008 and 2007, included in this Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 10, 2010